EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8, numbers 333-43080, 333-76849, 333-73666 and 333-118320), pertaining to the 1995 Stock Plan for Employees and Directors of GSI Group Inc., the General Scanning Inc. 1992 Stock Option Plan, the General Scanning Inc. 1995 Directors’ Warrant Plan and the GSI Group Inc. Employee Stock Purchase Plan, of our report dated March 14, 2005, with respect to the consolidated financial statements and schedule of GSI Group Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

March 9, 2007

Ottawa, Canada